EXHIBIT 10.2

EMPLOYMENT AGREEMENT

Between

INTERMET CORPORATION

And

DAVID L. NEILSON

THIS AGREEMENT, dated as of January 4, 2000 is made by and between INTERMET CORPORATION, a Georgia corporation having its principal place of business in Troy, Michigan (the “Company”), and David L. Neilson (the “Executive”).

WHEREAS, the Company desires to continue the services of the Executive, and the Executive is willing to continue to render such services; and

WHEREAS, the Company and the Executive have previously entered into a Letter of Agreement dated December 30, 1996 ; and

WHEREAS, the Company and the Executive desire to amend this Letter of Agreement dated December 30, 1996 in certain respects and to restate their agreement as set forth in this Agreement; and

WHEREAS, in order to secure the continued services of the Executive, the Company believes it should continue to provide the Executive with an agreement for severance payments.

NOW, THEREFORE, the Company and the Executive agree as follows:

Article 1 — Termination of Employment

1.1	Termination of Employment for Cause or Other Than for Good Reason. If, before the end of the Contract Term, the Company terminates the Executive’s employment for Cause or the Executive terminates employment other than for Good Reason, then the Company shall pay to the Executive in a lump sum immediately after the Date of Termination that portion of the Executive’s then current annual base salary which is accrued but unpaid as of such Date of Termination. The Executive will not be entitled to receive any other compensation or benefits under this Agreement.

1.2	Termination of Employment for Death or Disability. If, before the end of the Contract Term, the Executive’s employment terminates due to death or Disability, the Company shall pay to the Executive (or to the Executive’s estate), in accordance with Company policy following the Date of Termination:

(a)	that portion of the Executive’s annual base salary which is accrued but unpaid as of the Date of Termination;

(b)	the amount of any Annual Bonus applicable to any Annual Bonus Period which ended prior to the Date of Termination, but which is unpaid as of the Date of Termination;

(c)	disability, life insurance, and other benefits as typically provided to an executive under the Company’s employee welfare benefit plans as a result of such an executive’s death or Disability; and

(d)	a pro rata portion of the Annual Bonus applicable to the Annual Bonus Period during which the Date of Termination occurs based upon actual performance for the Annual Bonus Period (such pro rata bonus shall be based on the portion of such Annual Bonus Period that expired prior to the Date of Termination, shall be payable following such Annual Bonus Period in accordance with Company policy and shall be determined without regard to any reduction in earnings on account of interest paid on additional debt incurred by the Company in connection with any Change in Control).

1.3	Termination of Employment By the Company Without Cause or By the Executive for Good Reason (other than following a Change of Control). If, before the end of the Contract Term, unless such event follows a Change of Control, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (as that term is defined in the following Section 1.4), the Executive shall receive the following:

(a)	In a lump sum, that portion of the Executive’s annual base salary which is accrued but unpaid as of the Date of Termination and any unpaid Annual Bonus applicable to any Annual Bonus Period which ended prior to the Date of Termination;

(b)	In monthly payments, the amount of the Executive’s annual base salary (not taking into account any reductions which would constitute Good Reason) which would be payable for the period beginning on the Date of Termination and ending on the date that is one (1) year following the Date of Termination;

(c)	Following the Annual Bonus Period during which the Date of Termination occurs and in accordance with Company policy, a pro rata portion of the Annual Bonus applicable to such Annual Bonus Period based upon actual performance for the Annual Bonus Period (such pro rata bonus shall be based on the portion of such Annual Bonus Period that expired prior to the Date of Termination, shall be payable following such Annual Bonus Period in accordance with Company policy and shall be determined without regard to any reduction in earnings on account of interest paid on additional debt incurred by the Company in connection with any Change in Control); and

(d)	A cash payment representing an Annual Bonus for the one-year period following the Date of Termination, which cash payment will be equal to the Annual Bonus that would have been payable to the Executive for the entire Annual Bonus Period during which the Date of Termination occurs, and which will be payable on the date that is one year following the Date of Termination; and

(e)	During the period in which the Executive is receiving the payments set forth in subsection 1.3(b) above, the employee benefits to which the Executive was entitled during the Contract Term. The employee benefits to which the Executive is entitled hereunder shall include the continued use of a Company vehicle. The Executive will not be entitled to participate in the Company’s 401(k) plan, employee stock ownership plan, or similar retirement savings plan following the Date of Termination. The amount of any employee benefits payable under this Section 1.3(d) and the use of the Company vehicle shall be reduced or eliminated to the extent the Executive becomes entitled to duplicative benefits by virtue of his/her subsequent employment after the Date of Termination.

1.4	For purposes of the foregoing Section 1.3, the term “Good Reason” means the occurrence of any one of the following events:

(a)	assignment to the Executive of any duties materially inconsistent with the Executive’s current position (or such other position to which he/she may have been promoted), or any other action that results in a material and adverse change in the Executive’s position, status, title or responsibilities, provided, however, that (i) a change of title or change in reporting relationship that does not otherwise result in a material diminution of status or responsibilities, or (ii) a change that results in the Executive not serving as a member of the Company’s highest level executive committee (currently designated as the Company’s Operating Committee) will not constitute Good Reason,

(b)	the failure of the Company to assign this Agreement to a successor to the Company,

(c)	any reduction in the Executive’s annual base salary or any change in the Executive’s Annual Bonus that is not permitted by Section 2.1 hereof , or

(d)	any other material adverse change to the terms and conditions of the Executive’s employment under this Agreement,

if the Company fails to cure such event within thirty (30) days after written notice from the Executive; provided, however, that if the event is intentional, knowing or repeated, the Executive shall not be required to provide written notice or an opportunity to cure.

1.5	Termination of Employment By the Company Without Cause or By the Executive for Good Reason (following a Change of Control). If, before the end of the Contract Term, and within twenty-four (24) months following a Change of Control, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (as that term is defined in the following Section 1.6), the Executive shall receive the following:

(a)	In a lump sum, that portion of the Executive’s annual base salary which is accrued but unpaid as of the Date of Termination and any unpaid Annual Bonus applicable to any Annual Bonus Period which ended prior to the Date of Termination;

(b)	In monthly payments, the amount of the Executive’s annual base salary (not taking into account any reductions which would constitute Good Reason) which would be payable for the period beginning on the Date of Termination and ending on the date that is two (2) years following the Date of Termination;

(c)	Following the Annual Bonus Period during which the Date of Termination occurs and in accordance with Company policy, a pro rata portion of the Annual Bonus applicable to such Annual Bonus Period based upon actual performance for the Annual Bonus Period (such pro rata bonus shall be based on the portion of such Annual Bonus Period that expired prior to the Date of Termination, shall be payable following such Annual Bonus Period in accordance with Company policy and shall be determined without regard to any reduction in earnings on account of interest paid on additional debt incurred by the Company in connection with any Change in Control); and

(d)	During the period in which the Executive is receiving the payments set forth in subsection 1.5(b) above, the employee benefits to which the Executive was entitled during the Contract Term. The employee benefits to which the Executive is entitled under this Section 1.5(d) shall include the continued use of a Company vehicle. The Executive will not be entitled to participate in the Company’s 401(k) plan, employee stock ownership plan, or similar retirement savings plan following the Date of Termination. The amount of any employee benefits payable under this Section 1.5(d) shall be reduced or eliminated to the extent the Executive becomes entitled to duplicative benefits by virtue of his/her subsequent employment after the Date of Termination.

1.6	For purposes of the foregoing Section 1.5, the term “Good Reason” means the occurrence of any one of the following events:

(a)	assignment to the Executive of any duties materially inconsistent with the Executive’s current position (or such other position to which he/she may have been promoted), or any other action that results in a material and adverse change in the Executive’s position, status, title or responsibilities,

(b)	the failure of the Company to assign this Agreement to a successor to the Company,

(c)	any reduction in the Executive’s annual base salary or any change in the Executive’s Annual Bonus that is not permitted by Section 2.1 hereof

(d)	any other material adverse change to the terms and conditions of the Executive’s employment under this Agreement, or

(e)	any change that would require the Executive’s place of employment to be located outside a radius of thirty-five (35) miles of the Executive’s current place of employment,

if the Company fails to cure such event within thirty (30) days after written notice from the Executive; provided, however, that if the event is intentional, knowing or repeated, the Executive shall not be required to provide written notice or an opportunity to cure.

1.7	Other Termination Benefits. In addition to any amounts or benefits provided upon termination of employment hereunder and except as otherwise provided herein, the Executive shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

Article 2 — Certain Definitions

2.1	“Annual Bonus” means the annual cash bonus paid to the Executive pursuant to the Company’s annual bonus plan. During the Contract Term, the Company shall maintain an annual bonus plan that provides the Executive with benefits that are substantially equivalent to the benefits provided under the Company’s current annual bonus plan, provided, however, that the Company shall continue to be permitted to adjust bonus participation levels for company executives, including for the Executive, based on performance factors in accordance with the Company’s current practice.

2.2	“Annual Bonus Period” means the annual period on which the Executive’s Annual Bonus is based.

2.3	“Contract Term” means the period commencing on January 4, 2000 and ending on January 3, 2001 ; provided, however, that commencing January 5, 2000 the Contract Term shall be automatically extended by one day on each day the Executive remains employed; and, provided further, that notwithstanding anything herein to the contrary, the Contract Term and all obligations of the Company hereunder shall terminate on the Executive’s sixty-fifth (65th) birthday.

2.4	“Date of Termination” means the date on which the Executive’s employment with the Company terminates.

2.5	“Disability” means any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six (6) months, and that renders the Executive unable to perform the duties required under this Agreement. The date of the determination of Disability is the date on which the Executive is certified as having incurred a Disability by a physician acceptable to the Company.

2.6	“Cause” means (a) the Executive’s committing any felony or other crime involving dishonesty; (b) any serious misconduct in the course of the Executive’s employment; or (c) the Executive’s habitual neglect of the Executive’s duties (other than on account of Disability), except that Cause shall not mean:

(1)	bad judgment or negligence other than habitual neglect of duty;

(2)	any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without intent of the Executive to gain therefrom, directly or indirectly, a profit to which the Executive was not legally entitled); or

(3)	any act or omission with respect to which a determination could properly have been made that the Executive met the applicable standard of conduct for indemnification or reimbursement under the by-laws of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in effect at the time of such act or omission.

2.7	“Change in Control” means the occurrence of any of the following events:

(a)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 1 3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company (the “Company Voting Securities”) provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or, direct or indirect, majority-owned subsidiaries of the Company, (ii) by any employee benefit plan sponsored or maintained by the Company or any corporation controlled by the Company, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Control Transaction (as defined in paragraph (c)), (v) pursuant to any acquisition by the Executive or any group of persons including the Executive, or (vi) in which Company Voting Securities are acquired from the Company, if a majority of the Board of Directors of the Company approves a resolution providing expressly that the acquisition pursuant to this clause (vi) does not constitute a Change in Control under this paragraph (a);

(b)	individuals who, on January 4, 2000, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that (i) any person becoming a director subsequent to January 4, 2000, whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (b), considered as though such person were a member of the Incumbent Board; Provided however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be a member of the Incumbent Board;

(c)	the consummation of a merger or consolidation or similar form of corporate reorganization, or sale or other disposition of all or substantially all of the assets, of the Company (a “Business Combination”) is consummated, unless immediately following such Business Combination: (i) more than 50% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, for purposes of making such 50% determination, any shares owned through any entity which directly or indirectly has beneficial ownership of the Company Voting Securities or all or substantially all of the Company’s assets) eligible to elect directors of such corporation is represented by shares held by shareholders of the Company immediately prior to such Business Combination (either by remaining outstanding or being converted), (ii) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 30% or more of the Company Voting Securities) becomes the beneficial owner, directly or indirectly of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Board of Directors, providing for such Business Combination (a “Non-Control Transaction”); or

(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, then a Change in Control shall occur.

2.8	“Good Reason” shall have the meaning set forth in Section 1.4 or 1.6, as the case may be.

Article 3 — Restrictive Covenants

3.1	Trade Secrets. Confidential and Proprietary Business Information

(a)	The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. “Protected Information” means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information which has entered the public domain (unless such information entered the public domain through the efforts of or on account of the Executive), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees and customers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees.

(b)	The Executive acknowledges that the Executive will acquire Protected Information with respect to the Company and its successors in interest, which information is valuable, special and a unique asset of the Company’s business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company.

(c)	The Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of the Executive’s employment) nor use in any manner, either during or after termination of employment by the Company any Protected Information or cause any such information of the Company to enter the public domain.

3.2	Non-Competition.

(a)	The Executive agrees that the Executive shall not during the Executive’s employment with the Company, and, if the Executive’s employment is terminated for any reason other than termination of employment without Cause or for Good Reason, thereafter for a period of one (1) year directly or indirectly, in any capacity, engage or participate in or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined below.

(b)	The Executive agrees that if the Executive’s employment is terminated without Cause or for Good Reason, thereafter during the period in which the Executive is receiving payments under either Section 1.3(b) or 1.5(b) hereof, directly or indirectly, in any capacity, engage or participate in or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined below.

(c)	Notwithstanding Section 3.2(b) above, at any time during which the Executive is receiving the payments and benefits due the Executive pursuant to Sections 1.3(b) and 1.3(d), or Sections 1.5(b) and 1.5(d), as the case may be, the Executive may elect by written notice to the Company to forego and release the Company from paying such payments and providing such benefits. From and after the date of such notice (i) the Company shall have no further obligation to make such payments or provide such benefits, and (ii) the obligation of the Executive set forth in Section 3.2(b) shall terminate. In the event that the Executive is entitled to the Annual Bonus described in Section 1.3 (d) and makes the election provided for by this Section 3.2 (c), such Annual Bonus will be pro-rated based on the time period from the Date of Termination to the date the Executive makes the election provided for by this Section 3.2 (c).

(d)	The Executive agrees that the Executive shall not during the Executive’s employment with the Company, and, if the Executive’s employment is terminated for any reason, thereafter for a period of one (1) year, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 7.02 shall, however, restrict the Executive from making any investment in any Company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Executive’s duties hereunder and the Executive’s interest in such investment.

(e)	“Prohibited Business” shall be defined as any business and any branch, office or operation thereof, which is a direct and material competitor of the Company wherever the Company does business, in the United States or abroad, and which has established or seeks to establish contact, in whatever form (including but not limited to solicitation of sales, or the receipt or submission of bids) with any entity who is at any time a client, customer or supplier of the Company (including but not limited to all subdivisions of the federal government).

3.3	Undertaking Regarding Employees. From the date hereof until two years after the Executive’s Date of Termination, the Executive shall not, directly or indirectly, (a) encourage any employee of the Company or its successors in interest to leave their employment with the Company or its successors in interest; or (b) employ, hire, solicit or cause to be employed or hired or solicited (other than by the Company or its successors in interest), or establish a business with, or encourage others to hire, any person who within two (2) years prior thereto was employed by the Company or its successors in interest.

3.4	Disclosure of Employee-Created Trade Secrets. Confidential and Proprietary Business Information. The Executive agrees to promptly disclose to the Company all Protected Information developed in whole or in part by the Executive during the

Executive’s employment with the Company and which relate to the Company’s business. Such Protected Information is, and shall remain, the exclusive property of the Company. All writings created during the Executive’s employment with the Company (excluding writings unrelated to the Company’s business) are considered to be “works-for-hire” for the benefit of the Company and the Company shall own all rights in such writings.

Article 4 — Successors

4.1	The Company shall cause this Agreement to be binding on the Company and any successor to the Company.

Article 5 — Superseding Effect

5.1	This Agreement replaces and supercedes the prior Letter of Agreement between the Company and the Executive dated December 30, 1996, which prior agreement shall have no further force or effect. The Executive acknowledges that this Agreement has been entered into voluntarily by the Executive and the Company, and that the replacement of the prior agreement with this Agreement does not constitute a material adverse change to the terms and conditions of the Executive’s employment under the terms of the prior agreement.

INTERMET CORPORATION

By: /s/  John Doddridge
           John Doddridge

Title: Chairman & Chief Executive Officer

/s/ David L. Neilson
       Executive